EXHIBIT 3.01

                                  EXHIBIT 3.01

                            ARTICLES OF INCORPORATION

                                       OF

                          EUROPEAN MICRO HOLDINGS, INC.

      The undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the general corporation laws of the State of Nevada, does make and file these Articles declaring and certifying that the facts herein stated are true.

                                    ARTICLE I
                                      NAME

      The name of the corporation (the "CORPORATION") is:

                          European Micro Holdings, Inc.

                                   ARTICLE II
                                      TERM

      The duration of the Corporation shall be perpetual.

                                   ARTICLE III
                       RESIDENT AGENT & REGISTERED OFFICE

      The resident agent for service of process is CSC Services of Nevada, Inc., whose address is 502 East John Street, Carson City, Nevada 89706. The Corporation may maintain offices for the transaction of any business at such places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders held outside the State of Nevada with the same effect as if within the State of Nevada.

                                   ARTICLE IV
                                  CAPITAL STOCK

      (a) The amount of the total authorized capital stock of the Corporation is twenty one million (21,000,000) shares, consisting of: (i) twenty million (20,000,000) shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"); and (ii) one million (1,000,000) shares of Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK").

      (b) The holders of the Corporation's Common Stock and Preferred Stock shall vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of the outstanding shares of Common Stock and a majority of the holders of the outstanding shares of Preferred Stock: (i) any merger or consolidation of the Corporation with or into any other corporation except in the case of a merger into the Corporation of a subsidiary of the

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Corporation 90% or more of which is owned by the Corporation and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Nevada; (ii) any share exchange in which a corporation, person or entity acquires the issued and outstanding shares of stock of the Corporation pursuant to a vote of shareholders of the Corporation; (iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any corporation, person or entity; or (iv) any amendment to these Articles of Incorporation.

      (c) The Preferred Stock may be issued from time to time in one or more classes or series with such voting rights, full or limited, or without voting rights, and with such designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions as are stated herein and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") in its sole discretion as hereinafter prescribed.

                                    ARTICLE V
                               BOARD OF DIRECTORS

      (a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors shall initially be comprised of two (2) members. The specific number of directors may from time to time be increased or decreased by a vote of the shareholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power; provided, however, that the number of directors shall in no event be less than two (2) or more than seven (7). The initial directors, and their respective addresses, are:

      John B. Gallagher       6073 N.W. 167th Street, Unit C-25
                              Miami, Florida 33015

      Harry D. Shields        808 Third Avenue South
                              Nashville, Tennessee 37210

      (b) Immediately prior to the closing of an initial public offering of the Common Stock of the Corporation under the Securities Act of 1933, as amended, and applicable state securities laws and thereafter, the number of directors shall be increased to six (6) members. The directors shall be divided into three classes as follows: (i) the term of office of Class I shall be until the 1998 annual meeting of shareholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; (ii) the term of office of Class II shall be until the 1999 annual meeting of shareholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and (iii) the term of office of Class III shall be until the 2000 annual meeting of shareholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified. The Board of Directors of the Corporation shall initially designate the directors within each class, provided, however, that the number of directors in each class shall be as nearly equal as possible. If the number of directors is changed, any increase or decrease shall be apportioned among the classes as determined by the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

      (c) The Board of Directors shall have the power to adopt, amend or repeal the by-laws

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of the Corporation.

      (d) There shall be no cumulative voting in the election of directors.

                                   ARTICLE VI
                DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNITY

      (a) A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of NRS 78.300. If applicable Nevada law is hereafter amended or interpreted to eliminate or limit further the liability of a director or officer, the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted.

      (b) Subject to Article VI(a) hereof, each officer and director who may be made a party to, or threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Nevada law. The expenses of any officer or director incurred in defending a civil or criminal action, suit or proceeding involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. The indemnification right conferred by this Article shall be in addition to any rights conferred under applicable Nevada law.

      (c) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Nevada law.

      (d) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under Nevada law.

      (e) The rights and authority conferred in this Article shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

      (f) Neither the amendment nor repeal of this Article, the adoption of any provision of these Articles of Incorporation or the by-laws of the Corporation, nor, to the fullest extent permitted by Nevada law, any modification of law, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

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                                   ARTICLE VII
                                    AMENDMENT

      Subject to Article VI hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner provided by statute, and all rights conferred upon the shareholders are granted subject to the foregoing reservation.

                                  ARTICLE VIII
                                  INCORPORATOR

      The name and street address of the incorporator to these Articles of Incorporation are:

            NAME                                ADDRESS
            ----                                -------

            Robert C. White, Jr.                Kirkpatrick & Lockhart LLP
                                                Miami Center - Suite 2000
                                                201 South Biscayne Boulevard
                                                Miami, Florida 33131

            IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 16th day of December, 1997.

                            /s/ ROBERT C. WHITE, JR.
                                ---------------------
                                Robert C. White, Jr.,
                                Incorporator

STATE OF FLORIDA        )
                        )ss:
COUNTY OF DADE          )

          The foregoing instrument was acknowledged before me, this 16th day of December, 1997, by Robert C. White, Jr. who is personally known to me.

          My Commission Expires:

                                    ----------------------------------------
                                    Signature of Notary Public

                                    ----------------------------------------
                                    Printed Name of Notary Public

                                    STATE OF FLORIDA AT LARGE
                                              (SEAL)

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